EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36282 and No. 333-134275 on Form S-8 of our reports dated March 12, 2007 with respect to the consolidated financial statements of Rome Bancorp, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Rome Bancorp, Inc. for the year ended December 31, 2006.

/s/ Crowe Chizek and Company, LLC

Crowe Chizek and Company LLC

Cleveland, Ohio
March 14, 2007